The principal investment strategies in the fund summary for Fidelity Global Credit Fund have been modified as follows (new text is underlined; deleted text is struck-through):

~~Actively managing~~ Hedging the fund’s foreign currency exposures utilizing forward foreign currency exchange contracts.

The principal investment risks in the fund summary for Fidelity Global Credit Fund have been modified as follows (new text is underlined; deleted text is struck-through):

•

Foreign Currency Transactions. Although a forward foreign currency exchange contract is used to reduce or hedge a fund’s exposure to changes in the value of the currency, suitable hedging transactions may not be available in all circumstances, may not be successful, and may eliminate any chance for the fund to benefit from favorable fluctuations in relevant foreign currencies.

The principal investment strategies in the fund basics for Fidelity Global Credit Fund have been modified as follows (new text is underlined; deleted text is struck-through):

The Adviser invests the fund’s assets in both U.S. dollar-denominated and non-U.S. dollar-denominated securities, and will ~~actively manage~~ hedge the fund’s foreign currency exposures utilizing forward foreign currency exchange contracts.

The Adviser may also invest a portion of the fund’s assets in hybrid and preferred securities.

The Adviser may engage in transactions that have a leveraging effect on the fund, including investments in derivatives, regardless of whether the fund may own the asset, instrument, currency, or components of the index underlying the derivative, and forward-settling securities. The Adviser may invest a significant portion of the fund’s assets in these types of investments. If the fund invests a significant portion of its assets in derivatives, its investment exposure could far exceed the value of its portfolio securities and its investment performance could be primarily dependent upon securities it does not own. ~~The~~ In addition to forward foreign currency exchange contracts, the fund’s derivative investments may include interest rate swaps, total return swaps, credit default swaps, options (including options on futures and swaps),

forwards, and futures contracts (both long and short positions) on securities, other instruments, indexes,

or currencies. Depending on the Adviser’s outlook and market conditions, the Adviser may engage in these transactions to increase or decrease the fund’s exposure to changing security prices, interest rates,

credit qualities, foreign exchange rates, or other factors that affect security values, or to gain or reduce exposure to an asset, instrument, currency, or index.

The principal investment risks in the fund basics for Fidelity Global Credit Fund have been modified as follows (new text is underlined; deleted text is struck-through):

Foreign Currency Transactions. A fund that invests in securities denominated in foreign currencies may enter into forward foreign currency exchange contracts. A forward foreign currency exchange contract, which involves an obligation to purchase or sell a specific currency at a future date at a price set at the time of the contract, reduces a fund’s exposure to changes in the value of the currency it will deliver and increases its exposure to changes in the value of the currency it will receive for the duration of the contract. Certain foreign currency transactions may also be settled in cash rather than the actual delivery of the relevant currency. A contract to sell a foreign currency would limit any potential gain that might be realized if the value of the hedged currency increases. Suitable hedging transactions may not be available in all circumstances, may not be successful, and may eliminate any chance for the fund to benefit from favorable fluctuations in relevant foreign currencies.

Hybrid and Preferred Securities Risk. The risks of investing in hybrid and preferred securities reflect a combination of the risks of investing in securities, options, futures and currencies. An investment in a hybrid or preferred security may entail significant risks that are not associated with a similar investment in a traditional debt or equity security. The risks of a particular hybrid or preferred security will depend upon the terms of the instrument, but may include the possibility of significant changes in the value of any applicable reference instrument. Such risks may depend upon factors unrelated to the operations or credit quality of the issuer of the hybrid or preferred security. Hybrid and preferred securities are potentially more volatile and carry greater market and liquidity risks than traditional debt or equity securities. Also,

the price of the hybrid or preferred security and any applicable reference instrument may not move in the same direction or at the same time.